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                                                                      EXHIBIT 12

ALLIANT ENERGY CORPORATION


                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                               Years Ended December 31,
                                                      ------------------------------------------------------------------------
                                                          1995           1996          1997           1998          1999
                                                      ------------------------------------------------------------------------
                                                                                (Dollars in thousands)
Income from continuing operations
   before preferred dividends                              $165,839       $163,775      $151,271       $103,374      $203,287
Federal & state income taxes                                 97,018        105,760        81,733         58,113       120,486
                                                      ------------------------------------------------------------------------
Net income before income taxes                              262,857        269,535       233,004        161,487       323,773
                                                      ------------------------------------------------------------------------

Interest expense                                            111,422        113,321       122,563        129,363       136,229
Estimated interest component of rent expense                  9,712          8,880         9,438          8,994        11,434
                                                      ------------------------------------------------------------------------
Fixed charges as defined                                    121,134        122,201       132,001        138,357       147,663
                                                      ------------------------------------------------------------------------

Earnings as defined                                        $383,991       $391,736      $365,005       $299,844      $471,436
                                                      ========================================================================

Ratio of Earnings to Fixed Charges (Unaudited)                 3.17           3.21          2.77           2.17          3.19
                                                      ========================================================================